Exhibit 99.2

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT (this “Agreement”) is made and entered into as of this 17th day of October, 2007, by and among Ivy Healthcare Capital II, L.P., a Delaware limited partnership, Fieldpoint Capital, LLC, a Delaware limited liability company, Mr. Russell F. Warren, Jr., and Mr. Robert W. Pangia.

The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on Schedule 13D and Schedule 13G (the “Filings”) required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of the Common Stock of Highlands Acquisition Corp. that are required to be reported on any Filings. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

IVY HEALTHCARE CAPITAL II, L.P.
By:	/s/ Robert W. Pangia
Name:	Robert W. Pangia
Title:	Manager

FIELDPOINT CAPITAL, LLC
By:	/s/ Russell F. Warren, Jr.
Name:	Russell F. Warren, Jr.
Title:	Manager

Russell F. Warren, Jr.
Russell F. Warren, Jr., Individually

Robert W. Pangia
Robert W. Pangia, Individually

Signature page to Joint Filing Agreement